                                                                               .
                                                                               .
                                                                               .
Exhibit 99.1

MERCK / Schering-Plough Pharmaceuticals                             News Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

Media Contacts:  Chris Loder            Investor Contacts:  Mark Stejbach
                 Merck & Co., Inc.                          Merck & Co., Inc.
                 (908) 423-3786                             (908) 423-5185

                 Skip Irvine                                Alex Kelly
                 Merck & Co., Inc.                          Lisa DeBerardine
                 (267) 305-5397                             Janet Barth
                                                            Schering-Plough Corp.
                 Denise Foy                                 (908) 298-7436
                 Schering-Plough Corp.
                 (908) 298-7616

                 Mary Fran Faraji
                 Schering-Plough Corp.
                 (908) 298-7109


 FDA APPROVES VYTORIN(TM) (EZETIMIBE/SIMVASTATIN), THE FIRST AND ONLY PRODUCT
  TO DELIVER POWERFUL LDL CHOLESTEROL REDUCTION THROUGH DUAL INHIBITION OF THE
                    TWO SOURCES OF CHOLESTEROL IN ONE TABLET

        VYTORIN LOWERED LDL CHOLESTEROL BY 52 PERCENT AT THE RECOMMENDED STARTING DOSE (10/20 MG) AND 60 PERCENT AT THE MAXIMUM DOSE (10/80 MG)

WHITEHOUSE STATION and KENILWORTH, N.J., July 23, 2004 -- Merck/Schering-Plough Pharmaceuticals announced today that the U.S. Food and Drug Administration has approved VYTORIN(TM) (ezetimibe/simvastatin) for the treatment of high LDL cholesterol (LDL-C) in patients with primary hypercholesterolemia or mixed hyperlipidemia as adjunctive therapy to diet when diet alone is not enough. VYTORIN is the first and only product approved to treat the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking the absorption of cholesterol in the intestine, including cholesterol from food. The active ingredients in VYTORIN are ezetimibe and simvastatin. The recommended starting dose of VYTORIN is 10/20 mg (10 mg ezetimibe/20 mg simvastatin).

        "Many patients who continue to have high cholesterol despite diet and other lifestyle modifications may require powerful LDL cholesterol-lowering agents and to do this we frequently look to highly efficacious medicines to provide the reduction they need," said Christie


VYTORIN IS A TRADEMARK OF MSP SINGAPORE COMPANY, LLC. ZETIA IS A REGISTERED TRADEMARK OF MSP MARKETING SERVICES (C) LLC. ALL OTHER BRANDS ARE TRADEMARKS OF THEIR RESPECTIVE OWNERS AND ARE NOT TRADEMARKS OF MSP SINGAPORE COMPANY, LLC OR MSP MARKETING SERVICES (C) LLC.


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                                      -2-


Ballantyne, M.D., director of the Center for Cardiovascular Disease Prevention, Methodist DeBakey Heart Center, Houston, TX.

                                    - more -


VYTORIN LOWERED LDL CHOLESTEROL BY 52 PERCENT AT THE RECOMMENDED STARTING DOSE (10/20 MG) AND 60 PERCENT AT THE MAXIMUM DOSE (10/80 MG)

        In a 12-week, multi-center, double-blind, placebo-controlled clinical study of 1,528 patients with LDL cholesterol levels of 145 mg/dL to 250 mg/dL, VYTORIN provided LDL cholesterol reductions of 52 percent at the recommended starting dose (10/20 mg), 55 percent at the 10/40 mg dose and 60 percent at the maximum dose (10/80 mg). VYTORIN is administered as a once-daily tablet and should be taken in the evening with or without food.

        "VYTORIN is the first single cholesterol treatment to provide LDL cholesterol lowering through dual inhibition of cholesterol production and absorption. VYTORIN represents an important new treatment alternative for the millions of patients with elevated cholesterol for whom diet alone is not enough," said Raymond V. Gilmartin, chairman, president and chief executive officer of Merck & Co., Inc.

        "With the approval of VYTORIN, physicians have a powerful new option that treats the two sources of cholesterol in one tablet," said Fred Hassan, chairman and chief executive officer of Schering-Plough. "VYTORIN represents an important new therapy that can provide patients with significant LDL cholesterol reductions."

IN HEAD-TO-HEAD TRIALS, VYTORIN PROVIDED GREATER REDUCTIONS IN LDL CHOLESTEROL THAN ATORVASTATIN (LIPITOR) AND SIMVASTATIN (ZOCOR) ACROSS THE DOSING RANGE

        In a 24-week, multi-center, randomized, double-blind, active-controlled, forced titration study of 788 patients, VYTORIN (doses ranging from 10/10 mg to 10/80 mg) was compared to atorvastatin monotherapy (doses ranging from 10 mg to 80 mg). The average LDL cholesterol levels at baseline across treatment groups ranged from 179 mg/dL to 181 mg/dL. At each pre-specified dose comparison, VYTORIN lowered LDL cholesterol to a significantly greater degree than atorvastatin. At the recommended usual starting doses, VYTORIN 10/20 mg lowered LDL cholesterol by 50 percent vs. 37 percent for atorvastatin 10 mg and 44 percent for atorvastatin 20 mg. The impact on clinical outcomes of these differences in lipid altering effects is unknown.


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                                      -3-


In the 12-week study of 1,528 patients with LDL cholesterol levels of 145 mg/dL to 250 mg/dL, those taking VYTORIN experienced significantly greater LDL cholesterol reductions compared to simvastatin. VYTORIN 10/20 mg achieved a 52 percent LDL cholesterol reduction compared to reductions of 34 percent and 41 percent, respectively, for simvastatin 20 mg and 40 mg (typical starting doses for simvastatin). No incremental benefit of VYTORIN on cardiovascular morbidity and mortality over and above that demonstrated for simvastatin has been established.

                                    - more -

        "The dual inhibition of cholesterol provided by VYTORIN delivers impressive LDL cholesterol reductions across the dosing range and offers physicians a unique and powerful new option in the evolving treatment of hyperlipidemia, especially in people who need more aggressive treatment to reach goal," said Margo Denke, M.D., clinical professor, University of Texas Health Science Center, San Antonio, TX.

IN A CLINICAL TRIAL, GREATER LDL CHOLESTEROL REDUCTION WITH VYTORIN COMPARED TO SIMVASTATIN (ZOCOR) RESULTED IN GREATER GOAL ATTAINMENT

        Results from a phase III, multi-center, randomized, double-blind controlled study of 710 patients showed that, after five weeks of treatment, VYTORIN 10/20 mg lowered LDL cholesterol by 53 percent compared to a 38 percent reduction with simvastatin 20 mg. This greater LDL cholesterol reduction resulted in 83 percent of patients treated with VYTORIN 10/20 mg achieving the study LDL cholesterol goal of less than 100 mg/dL as compared to 46 percent of patients taking simvastatin 20 mg.

        Patients in this study were randomized to one of four treatment groups for 23 weeks: VYTORIN (10/10 mg, 10/20 mg or 10/40 mg) or simvastatin 20 mg. All 710 patients enrolled in the study had LDL cholesterol levels of 130 mg/dL or more (mean 165 mg/dL to 174 mg/dL across treatment arms) and coronary heart disease (CHD) or CHD risk equivalents as defined by the National Cholesterol Education Program/Adult Treatment Panel (NCEP/ATP) III.

        "A medicine like VYTORIN, which provides dramatic LDL cholesterol-lowering efficacy and impressive goal attainment, is a welcome option for physicians and patients," said Dr. Ballantyne.

VYTORIN LOWERS CHOLESTEROL THROUGH DUAL INHIBITION OF CHOLESTEROL PRODUCTION BY THE BODY AND ABSORPTION IN THE SMALL INTESTINE

        Cholesterol in the blood is derived from two sources - production by the body and absorption from the small intestine. The most widely prescribed cholesterol-lowering medications, called statins, work in the liver to reduce cholesterol production and increase clearance of cholesterol from the bloodstream. VYTORIN inhibits absorption of cholesterol in


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                                      -4-


the small intestine, while also reducing cholesterol synthesis in the liver leading to clearance of cholesterol from the bloodstream.

INDICATIONS AND CONTRAINDICATIONS FOR VYTORIN

        VYTORIN is indicated as adjunctive therapy to diet for the reduction of elevated total cholesterol, LDL cholesterol, Apo B, triglycerides and non-HDL cholesterol and to increase HDL cholesterol in patients with primary (heterozygous familial and non-familial) hypercholesterolemia or mixed hyperlipidemia. VYTORIN also is indicated for the reduction of elevated total cholesterol and LDL cholesterol in patients with homozygous familial

                                    - more -

hypercholesterolemia, as an adjunct to other lipid-lowering treatments (e.g. LDL apheresis) or if such treatments are unavailable.

        VYTORIN is a prescription medicine and should not be taken by people who are hypersensitive to any of its components. VYTORIN should not be taken by anyone with active liver disease or unexplained persistent elevations of serum transaminases. Women who are of childbearing age (unless highly unlikely to conceive), are nursing or who are pregnant should not take VYTORIN.

SELECTED CAUTIONARY INFORMATION FOR VYTORIN

        Muscle pain, tenderness or weakness in people taking VYTORIN should be reported to a doctor promptly because these could be signs of a serious side effect. VYTORIN should be discontinued if myopathy is diagnosed or suspected. To help avoid serious side effects, patients should talk to their doctor about medicine or food they should avoid while taking VYTORIN. In three placebo-controlled, 12-week trials, the incidence of consecutive elevations ((greater than or equal to) 3 X ULN) in serum transaminases was 1.7 percent overall for patients treated with VYTORIN and 2.6 percent for patients treated with VYTORIN 10/80 mg. In controlled long-term (48 week) extensions, which included both newly-treated and previously-treated patients, the incidence of consecutive elevations ((greater than or equal to) 3 X ULN) in serum transaminases was 1.8 percent overall and 3.6 percent for patients treated with VYTORIN 10/80 mg. These elevations in transaminases were generally asymptomatic, not associated with cholestasis and returned to baseline after discontinuation of therapy or with continued treatment. Doctors should perform blood tests before, and periodically during treatment with VYTORIN when clinically indicated to check for liver problems. People taking VYTORIN 10/80 mg should receive an additional liver function test prior to and three months after titration and periodically during the first year.

       Due to the unknown effects of increased exposure to ezetimibe (an ingredient in VYTORIN) in patients with moderate or severe hepatic insufficiency, VYTORIN is not recommended in these patients. The safety and effectiveness of VYTORIN with fibrates have


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                                      -5-


not been established; therefore, co-administration with fibrates is not recommended. Caution should be exercised when initiating VYTORIN in patients treated with cyclosporine and in patients with severe renal insufficiency.

VYTORIN TO BE AVAILABLE IN VARIOUS DOSES

        VYTORIN has been approved for use in patients at the following doses:
10/10 mg, 10/20 mg, 10/40 mg and 10/80 mg. Across the dosing range, the ezetimibe component of VYTORIN is held constant at 10 mg, while the simvastatin component ranges from 10 mg to 80 mg. The recommended starting dose for VYTORIN is 10/20 mg. Patients requiring LDL cholesterol reductions greater than 55 percent can be started on 10/40 mg. Patients

                                    - more -

requiring less aggressive LDL cholesterol reductions may be started at 10/10 mg.

        The dose of VYTORIN should be limited to 10/10 mg daily in patients on cyclosporine and 10/20 mg daily in patients on amiodarone or verapamil. VYTORIN WAS WELL TOLERATED WITH A LOW INCIDENCE OF ADVERSE EVENTS

        VYTORIN has been evaluated for safety in more than 3,800 patients in clinical trials and was generally well tolerated at all doses (10/10 mg, 10/20 mg, 10/40 mg, 10/80 mg). In clinical trials, the most commonly reported side effects, regardless of cause, included headache (6.8 percent), upper respiratory tract infection (3.9 percent), myalgia (3.5 percent), influenza (2.6 percent), and extremity pain (2.3 percent).

PRICING AND AVAILABILITY FOR VYTORIN

        The price of VYTORIN will be $2.34 at all doses. This means that the significant LDL cholesterol reductions of VYTORIN are available to patients, physicians and payors at a price that is very competitive with other first-line agents in the marketplace. VYTORIN will be broadly available in pharmacies in the near future.

ABOUT MERCK/SCHERING-PLOUGH PHARMACEUTICALS

        Merck/Schering-Plough Pharmaceuticals is a joint venture between Merck & Co., Inc. and Schering-Plough Corporation formed to develop and market in the United States new prescription medicines in cholesterol management. The collaboration was expanded to include worldwide markets (excluding Japan).

MERCK FORWARD-LOOKING STATEMENT: This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking


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                                      -6-


statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K (if any), which the company incorporates by reference.

SCHERING-PLOUGH DISCLOSURE NOTICE: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the market for VYTORIN. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Schering-Plough does not assume the obligation

                                    - more -

to update any forward-looking statement. There are no guarantees about the market performance of VYTORIN, Schering-Plough stock or Schering-Plough's business. Actual results may vary materially from forward-looking statements made here or in other Schering-Plough written or spoken communications due to many factors and uncertainties, which include the market acceptance of VYTORIN, trade buying patterns, the introduction and performance of competitive products in the market, legislation that may impact the pricing/availability of VYTORIN and other items discussed in Schering-Plough's Securities and Exchange Commission filings, including the 2004 first quarter 10-Q, the 8-K filed July 21, 2004, and future SEC filings.

                                      # # #

FULL PRESCRIBING INFORMATION AND PATIENT PRODUCT INFORMATION FOR VYTORIN(TM) IS AVAILABLE BY CALLING 1-800-391-5686.


                                           (Business Confidential use only LOGO)

                                                                         9619600


VYTORIN (TM) 10/10
(EZETIMIBE 10 MG/SIMVASTATIN 10 MG TABLETS)

VYTORIN (TM) 10/20
(EZETIMIBE 10 MG/SIMVASTATIN 20 MG TABLETS)

VYTORIN (TM) 10/40
(EZETIMIBE 10 MG/SIMVASTATIN 40 MG TABLETS)


VYTORIN (TM) 10/80
(EZETIMIBE 10 MG/SIMVASTATIN 80 MG TABLETS)

DESCRIPTION

   VYTORIN contains ezetimibe, a selective inhibitor of intestinal cholesterol and related phytosterol absorption, and simvastatin, a 3-hydroxy-3-methylglutaryl-coenzyme A (HMG-CoA) reductase inhibitor.

   The chemical name of ezetimibe is
1-(4-fluorophenyl)-3(R)-[3-(4-fluorophenyl)-3(S)-hydroxypropyl]-4(S)-
(4-hydroxyphenyl)-2-azetidinone. The empirical formula is C(24)H(21)F(2)NO(3) and its molecular weight is 409.4.

   Ezetimibe is a white, crystalline powder that is freely to very soluble in ethanol, methanol, and acetone and practically insoluble in water. Its structural formula is:

                             (STRUCTURAL FORMULA)

   Simvastatin, an inactive lactone, is hydrolyzed to the corresponding (beta)- hydroxyacid form, which is an inhibitor of HMG-CoA reductase. Simvastatin is butanoic acid, 2,2-dimethyl-,1,2,3,7,8,8a-hexahydro-3,7-dimethyl-8-[2-
(tetrahydro-4-hydroxy-6-oxo-2H-pyran-2-yl)-ethyl]-1-naphthalenyl        ester,
      [1S-[1(alpha),3(alpha),7(beta),8(beta)(2S*,4S*),-8a(beta)]]. The empirical formula of simvastatin is C(25)H(38)O(5) and its molecular weight is 418.57.

   Simvastatin is a white to off-white, nonhygroscopic, crystalline powder that is practically insoluble in water, and freely soluble in chloroform, methanol and ethanol. Its structural formula is:

                             (STRUCTURAL FORMULA)

   VYTORIN is available for oral use as tablets containing 10 mg of ezetimibe, and 10 mg of simvastatin (VYTORIN 10/10), 20 mg of simvastatin (VYTORIN 10/20), 40 mg of simvastatin (VYTORIN 10/40), or 80 mg of simvastatin (VYTORIN 10/80). Each tablet contains the following inactive ingredients: butylated hydroxyanisole NF, citric acid monohydrate USP, croscarmellose sodium NF, hydroxypropyl methylcellulose USP, lactose monohydrate NF, magnesium stearate NF, microcrystalline cellulose NF, and propyl gallate NF.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


CLINICAL PHARMACOLOGY

BACKGROUND

   Clinical studies have demonstrated that elevated levels of total cholesterol (total-C), low-density lipoprotein cholesterol (LDL-C) and apolipoprotein B (Apo
B), the major protein constituent of LDL, promote human atherosclerosis. In addition, decreased levels of high-density lipoprotein cholesterol (HDL-C) are associated with the development of atherosclerosis. Epidemiologic studies have established that cardiovascular morbidity and mortality vary directly with the level of total-C and LDL-C and inversely with the level of HDL-C. Like LDL, cholesterol-enriched triglyceride-rich lipoproteins, including very-low-density lipoproteins (VLDL), intermediate-density lipoproteins (IDL), and remnants, can also promote atherosclerosis. The independent effect of raising HDL-C or lowering triglycerides (TG) on the risk of coronary and cardiovascular morbidity and mortality has not been determined.

MODE OF ACTION
VYTORIN

   Plasma cholesterol is derived from intestinal absorption and endogenous synthesis. VYTORIN contains ezetimibe and simvastatin, two lipid-lowering compounds with complementary mechanisms of action. VYTORIN reduces elevated total-C, LDL-C, Apo B, TG, and non-HDL-C, and increases HDL-C through dual inhibition of cholesterol absorption and synthesis.

Ezetimibe

   Ezetimibe reduces blood cholesterol by inhibiting the absorption of cholesterol by the small intestine. In a 2-week clinical study in 18 hypercholesterolemic patients, ezetimibe inhibited intestinal cholesterol absorption by 54%, compared with placebo. Ezetimibe had no clinically meaningful effect on the plasma concentrations of the fat-soluble vitamins A, D, and E and did not impair adrenocortical steroid hormone production.

   Ezetimibe localizes and appears to act at the brush border of the small intestine and inhibits the absorption of cholesterol, leading to a decrease in the delivery of intestinal cholesterol to the liver. This causes a reduction of hepatic cholesterol stores and an increase in clearance of cholesterol from the blood; this distinct mechanism is complementary to that of HMG-CoA reductase inhibitors (see CLINICAL STUDIES).

Simvastatin

   Simvastatin reduces cholesterol by inhibiting the conversion of HMG-CoA to mevalonate, an early step in the biosynthetic pathway for cholesterol. In addition, simvastatin reduces VLDL and TG and increases HDL-C.

PHARMACOKINETICS
ABSORPTION

VYTORIN

   VYTORIN is bioequivalent to coadministered ezetimibe and simvastatin.

Ezetimibe

   After oral administration, ezetimibe is absorbed and extensively conjugated to a pharmacologically active phenolic glucuronide (ezetimibe-glucuronide).

EFFECT OF FOOD ON ORAL ABSORPTION

Ezetimibe

   Concomitant food administration (high-fat or non-fat meals) had no effect on the extent of absorption of ezetimibe when administered as 10-mg tablets. The Cmax value of ezetimibe was increased by 38% with consumption of high-fat meals.

Simvastatin

   Relative to the fasting state, the plasma profiles of both active and total inhibitors of HMG-CoA reductase were not affected when simvastatin was administered immediately before an American Heart Association recommended low-fat meal.

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VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


DISTRIBUTION

Ezetimibe

   Ezetimibe and ezetimibe-glucuronide are highly bound (>90%) to human plasma proteins.

Simvastatin

   Both simvastatin and its (beta)-hydroxyacid metabolite are highly bound (approximately 95%) to human plasma proteins. When radiolabeled simvastatin was administered to rats, simvastatin-derived radioactivity crossed the blood-brain barrier.

METABOLISM AND EXCRETION

Ezetimibe

   Ezetimibe is primarily metabolized in the small intestine and liver via glucuronide conjugation with subsequent biliary and renal excretion. Minimal oxidative metabolism has been observed in all species evaluated.

   In humans, ezetimibe is rapidly metabolized to ezetimibe-glucuronide. Ezetimibe and ezetimibe-glucuronide are the major drug-derived compounds detected in plasma, constituting approximately 10 to 20% and 80 to 90% of the total drug in plasma, respectively. Both ezetimibe and ezetimibe-glucuronide are slowly eliminated from plasma with a half-life of approximately 22 hours for both ezetimibe and ezetimibe-glucuronide. Plasma concentration-time profiles exhibit multiple peaks, suggesting enterohepatic recycling.

   Following oral administration of (14)C-ezetimibe (20 mg) to human subjects, total ezetimibe (ezetimibe + ezetimibe-glucuronide) accounted for approximately 93% of the total radioactivity in plasma. After 48 hours, there were no detectable levels of radioactivity in the plasma.

   Approximately 78% and 11% of the administered radioactivity were recovered in the feces and urine, respectively, over a 10-day collection period. Ezetimibe was the major component in feces and accounted for 69% of the administered dose, while ezetimibe-glucuronide was the major component in urine and accounted for 9% of the administered dose.

Simvastatin

   Simvastatin is a lactone that is readily hydrolyzed in vivo to the corresponding (beta)-hydroxyacid, a potent inhibitor of HMG-CoA reductase. Inhibition of HMG-CoA reductase is a basis for an assay in pharmacokinetic studies of the (beta)-hydroxyacid metabolites (active inhibitors) and, following base hydrolysis, active plus latent inhibitors (total inhibitors) in plasma following administration of simvastatin. The major active metabolites of simvastatin present in human plasma are the (beta)-hydroxyacid of simvastatin and its 6'-hydroxy, 6'-hydroxymethyl, and 6'-exomethylene derivatives.

   Plasma concentrations of total radioactivity (simvastatin plus
(14)C-metabolites) peaked at 4 hours and declined rapidly to about 10% of peak by 12 hours postdose. Simvastatin undergoes extensive first-pass extraction in the liver, its primary site of action, with subsequent excretion of drug equivalents in the bile. As a consequence of extensive hepatic extraction of simvastatin (estimated to be >60% in man), the availability of drug to the general circulation is low.

   Following an oral dose of (14)C-labeled simvastatin in man, 13% of the dose was excreted in urine and 60% in feces. The latter represents absorbed drug equivalents excreted in bile, as well as any unabsorbed drug.

   In a single-dose study in nine healthy subjects, it was estimated that less than 5% of an oral dose of simvastatin reaches the general circulation as active inhibitors.

SPECIAL POPULATIONS

GERIATRIC PATIENTS

Ezetimibe

   In a multiple-dose study with ezetimibe given 10 mg once daily for 10 days, plasma concentrations for total ezetimibe were about 2-fold higher in older ((greater than or equal to) 65 years) healthy subjects compared to younger subjects.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


Simvastatin

   In a study including 16 elderly patients between 70 and 78 years of age who received simvastatin 40 mg/day, the mean plasma level of HMG-CoA reductase inhibitory activity was increased approximately 45% compared with 18 patients between 18-30 years of age.

PEDIATRIC PATIENTS

Ezetimibe

   In a multiple-dose study with ezetimibe given 10 mg once daily for 7 days, the absorption and metabolism of ezetimibe were similar in adolescents (10 to 18 years) and adults. Based on total ezetimibe, there are no pharmacokinetic differences between adolescents and adults. Pharmacokinetic data in the pediatric population <10 years of age are not available.

GENDER

Ezetimibe

   In a multiple-dose study with ezetimibe given 10 mg once daily for 10 days, plasma concentrations for total ezetimibe were slightly higher (<20%) in women than in men.

RACE

Ezetimibe

   Based on a meta-analysis of multiple-dose pharmacokinetic studies, there were no pharmacokinetic differences between Blacks and Caucasians. There were too few patients in other racial or ethnic groups to permit further pharmacokinetic comparisons.

HEPATIC INSUFFICIENCY

Ezetimibe

   After a single 10-mg dose of ezetimibe, the mean exposure (based on area under the curve [AUC]) to total ezetimibe was increased approximately 1.7-fold in patients with mild hepatic insufficiency (Child-Pugh score 5 to 6), compared to healthy subjects. The mean AUC values for total ezetimibe and ezetimibe increased approximately 3- to 4-fold and 5- to 6-fold, respectively, in patients with moderate (Child-Pugh score 7 to 9) or severe hepatic impairment (Child-Pugh score 10 to 15). In a 14-day, multiple-dose study (10 mg daily) in patients with moderate hepatic insufficiency, the mean AUC for total ezetimibe and ezetimibe increased approximately 4-fold compared to healthy subjects.

RENAL INSUFFICIENCY

Ezetimibe

   After a single 10-mg dose of ezetimibe in patients with severe renal disease (n=8; mean CrCl less than or equal to 30 mL/min/1.73 m(2)), the mean AUC for total ezetimibe and ezetimibe increased approximately 1.5-fold, compared to healthy subjects (n=9).

Simvastatin

   Pharmacokinetic studies with another statin having a similar principal route of elimination to that of simvastatin have suggested that for a given dose level higher systemic exposure may be achieved in patients with severe renal insufficiency (as measured by creatinine clearance).

DRUG INTERACTIONS (SEE ALSO PRECAUTIONS, DRUG INTERACTIONS)

   No clinically significant pharmacokinetic interaction was seen when ezetimibe was coadministered with simvastatin. Specific pharmacokinetic drug interaction studies with VYTORIN have not been performed.

   CYTOCHROME P450: Ezetimibe had no significant effect on a series of probe drugs (caffeine, dextromethorphan, tolbutamide, and IV midazolam) known to be metabolized by cytochrome P450 (1A2, 2D6, 2C8/9 and 3A4) in a "cocktail" study of twelve healthy adult males. This indicates that ezetimibe is neither an inhibitor nor an inducer of these cytochrome P450 isozymes, and it is unlikely that ezetimibe will affect the metabolism of drugs that are metabolized by these enzymes.

   In a study of 12 healthy volunteers, simvastatin at the 80-mg dose had no effect on the metabolism of the probe cytochrome P450 isoform 3A4 (CYP3A4) substrates midazolam and erythromycin. This indicates that simvastatin is not an inhibitor of CYP3A4, and, therefore, is not expected to affect the plasma levels of other drugs metabolized by CYP3A4.

   Simvastatin is a substrate for CYP3A4. Potent inhibitors of CYP3A4 can raise the plasma levels of HMG-CoA reductase inhibitory activity and increase the risk of myopathy. (See WARNINGS, Myopathy/Rhabdomyolysis and PRECAUTIONS, Drug Interactions.)

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


   ANTACIDS: In a study of twelve healthy adults, a single dose of antacid (Supralox(TM) 20 mL) administration had no significant effect on the oral bioavailability of total ezetimibe, ezetimibe-glucuronide, or ezetimibe based on AUC values. The Cmax value of total ezetimibe was decreased by 30%.

   CHOLESTYRAMINE: In a study of forty healthy hypercholesterolemic (LDL-C greater than or equal to 130 mg/dL) adult subjects, concomitant cholestyramine (4 g twice daily) administration decreased the mean AUC of total ezetimibe and ezetimibe approximately 55% and 80%, respectively.

   CYCLOSPORINE: In a study of eight post-renal transplant patients with mildly impaired or normal renal function (creatinine clearance of >50 mL/min), stable doses of cyclosporine (75 to 150 mg twice daily) increased the mean AUC and Cmax values of total ezetimibe 3.4-fold (range 2.3- to 7.9-fold) and 3.9-fold (range 3.0- to 4.4-fold), respectively, compared to a historical healthy control population (n=17). In a different study, a renal transplant patient with severe renal insufficiency (creatinine clearance of 13.2 mL/min/1.73 m(2)) who was receiving multiple medications, including cyclosporine, demonstrated a 12-fold greater exposure to total ezetimibe compared to healthy subjects.

   FENOFIBRATE: In a study of thirty-two healthy hypercholesterolemic (LDL-C greater than or equal to 130 mg/dL) adult subjects, concomitant fenofibrate (200 mg once daily) administration increased the mean Cmax and AUC values of total ezetimibe approximately 64% and 48%, respectively. Pharmacokinetics of fenofibrate were not significantly affected by ezetimibe (10 mg once daily).

   GEMFIBROZIL: In a study of twelve healthy adult males, concomitant administration of gemfibrozil (600 mg twice daily) significantly increased the oral bioavailability of total ezetimibe by a factor of 1.7. Ezetimibe (10 mg once daily) did not significantly affect the bioavailability of gemfibrozil.

   GRAPEFRUIT JUICE: Grapefruit juice contains one or more components that inhibit CYP3A4 and can increase the plasma concentrations of drugs metabolized by CYP3A4. In one study(1), 10 subjects consumed 200 mL of double-strength grapefruit juice (one can of frozen concentrate diluted with one rather than 3 cans of water) three times daily for 2 days and an additional 200 mL double-strength grapefruit juice together with, and 30 and 90 minutes following, a single dose of 60 mg simvastatin on the third day. This regimen of grapefruit juice resulted in mean increases in the concentration (as measured by the area under the concentration-time curve) of active and total HMG-CoA reductase inhibitory activity [measured using a radioenzyme inhibition assay both before (for active inhibitors) and after (for total inhibitors) base hydrolysis] of 2.4-fold and 3.6-fold, respectively, and of simvastatin and its
(beta)-hydroxyacid metabolite [measured using a chemical assay -- liquid chromatography/tandem mass spectrometry] of 16-fold and 7-fold, respectively. In a second study, 16 subjects consumed one 8 oz glass of single-strength grapefruit juice (one can of frozen concentrate diluted with 3 cans of water) with breakfast for 3 consecutive days and a single dose of 20 mg simvastatin in the evening of the third day. This regimen of grapefruit juice resulted in a mean increase in the plasma concentration (as measured by the area under the concentration-time curve) of active and total HMG-CoA reductase inhibitory activity [using a validated enzyme inhibition assay different from that used in the first (1) study, both before (for active inhibitors) and after (for total inhibitors) base hydrolysis] of 1.13-fold and 1.18-fold, respectively, and of simvastatin and its (BETA)-hydroxyacid metabolite [measured using a chemical assay -- liquid chromatography/tandem mass spectrometry] of 1.88-fold and 1.31-fold, respectively. The effect of amounts of grapefruit juice between those used in these two studies on simvastatin pharmacokinetics has not been studied.

ANIMAL PHARMACOLOGY

Ezetimibe

   The hypocholesterolemic effect of ezetimibe was evaluated in cholesterol-fed Rhesus monkeys, dogs, rats, and mouse models of human cholesterol metabolism. Ezetimibe was found to have an ED(50) value of 0.5 (MU)g/kg/day for inhibiting the rise in plasma cholesterol levels in monkeys. The ED(50) values in dogs, rats, and mice were 7, 30, and 700 (MU)g/kg/day, respectively. These results are consistent with ezetimibe being a potent cholesterol absorption inhibitor.

   In a rat model, where the glucuronide metabolite of ezetimibe
(ezetimibe-glucuronide) was administered intraduodenally, the metabolite was as potent as ezetimibe in inhibiting the absorption of cholesterol, suggesting that the glucuronide metabolite had activity similar to the parent drug.

--------

1    Lilja JJ, Kivisto KT, Neuvonen PJ. Clin Pharmacol Ther 1998;64(5):477-83.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


   In 1-month studies in dogs given ezetimibe (0.03-300 mg/kg/day), the concentration of cholesterol in gallbladder bile increased ~2- to 4-fold. However, a dose of 300 mg/kg/day administered to dogs for one year did not result in gallstone formation or any other adverse hepatobiliary effects. In a 14-day study in mice given ezetimibe (0.3-5 mg/kg/day) and fed a low-fat or cholesterol-rich diet, the concentration of cholesterol in gallbladder bile was either unaffected or reduced to normal levels, respectively.

   A series of acute preclinical studies was performed to determine the selectivity of ezetimibe for inhibiting cholesterol absorption. Ezetimibe inhibited the absorption of (14)C-cholesterol with no effect on the absorption of triglycerides, fatty acids, bile acids, progesterone, ethyl estradiol, or the fat-soluble vitamins A and D.

   In 4- to 12-week toxicity studies in mice, ezetimibe did not induce cytochrome P450 drug metabolizing enzymes. In toxicity studies, a pharmacokinetic interaction of ezetimibe with HMG-CoA reductase inhibitors (parents or their active hydroxy acid metabolites) was seen in rats, dogs, and rabbits.

CLINICAL STUDIES

PRIMARY HYPERCHOLESTEROLEMIA

VYTORIN

   VYTORIN reduces total-C, LDL-C, Apo B, TG, and non-HDL-C, and increases HDL-C in patients with hypercholesterolemia. Maximal to near maximal response is generally achieved within 2 weeks and maintained during chronic therapy.

   VYTORIN is effective in men and women with hypercholesterolemia. Experience in non-Caucasians is limited and does not permit a precise estimate of the magnitude of the effects of VYTORIN.

   In a multicenter, double-blind, placebo-controlled, 12-week trial, 1528 hypercholesterolemic patients were randomized to one of ten treatment groups: placebo, ezetimibe (10 mg), simvastatin (10 mg, 20 mg, 40 mg, or 80 mg), or VYTORIN (10/10, 10/20, 10/40, or 10/80).

   When patients receiving VYTORIN were compared to those receiving all doses of simvastatin, VYTORIN significantly lowered total-C, LDL-C, Apo B, TG, and non-HDL-C. The effects of VYTORIN on HDL-C were similar to the effects seen with simvastatin. Further analysis showed VYTORIN significantly increased HDL-C compared with placebo. (See Table 1.) The lipid response to VYTORIN was similar in patients with TG levels greater than or less than 200 mg/dL.

                                     TABLE 1

      RESPONSE TO VYTORIN IN PATIENTS WITH PRIMARY HYPERCHOLESTEROLEMIA
                (MEAN(a) % CHANGE FROM UNTREATED BASELINE(b))

         Treatment

       (Daily Dose)                              N     Total-C  LDL-C    Apo B    HDL-C     TG(a)    Non-HDL-C
       ------------                              -     -------  -----    -----    -----     -----    ---------
  Pooled data (All VYTORIN doses)(c)            609      -38     -53      -42      +7       -24         -49
  Pooled data (All simvastatin doses)(c)        622      -28     -39      -32      +7       -21         -36
  Ezetimibe 10 mg                               149      -13     -19      -15      +5       -11         -18
  Placebo                                       148      -1       -2       0        0       -2           -2
  VYTORIN by dose
  10/10                                         152      -31     -45      -35      +8       -23         -41
  10/20                                         156      -36     -52      -41      +10      -24         -47
  10/40                                         147      -39     -55      -44      +6       -23         -51
  10/80                                         154      -43     -60      -49      +6       -31         -56
  Simvastatin by dose
  10 mg                                         158      -23     -33      -26      +5       -17         -30
  20 mg                                         150      -24     -34      -28      +7       -18         -32
  40 mg                                         156      -29     -41      -33      +8       -21         -38
  80 mg                                         158      -35     -49      -39      +7       -27         -45

(a)  For triglycerides, median % change from baseline

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


(b)  Baseline - on no lipid-lowering drug

(c) VYTORIN doses pooled (10/10-10/80) significantly reduced total-C, LDL-C, Apo B, TG, and non-HDL-C compared to simvastatin, and significantly increased HDL-C compared to placebo.

   In a multicenter, double-blind, controlled, 23-week study, 710 patients with known CHD or CHD risk equivalents, as defined by the NCEP ATP III guidelines, and an LDL-C (greater than or equal to)130 mg/dL were randomized to one of four treatment groups: coadministered ezetimibe and simvastatin equivalent to VYTORIN (10/10, 10/20, and 10/40), or simvastatin 20 mg. Patients not reaching an LDL-C <100 mg/dL had their simvastatin dose titrated at 6-week intervals to a maximal dose of 80 mg.

   At Week 5, the LDL-C reductions with VYTORIN 10/10, 10/20, or 10/40 were significantly larger than with simvastatin 20 mg (see Table 2).

                                     TABLE 2

             RESPONSE TO VYTORIN AFTER 5 WEEKS IN PATIENTS WITH CHD
    OR CHD RISK EQUIVALENTS AND AN LDL-C (GREATER THAN OR EQUAL TO)130 MG/DL

                               Simvastatin   VYTORIN       VYTORIN        VYTORIN
                                 20 mg        10/10         10/20          10/40
                                 -----        -----         -----          -----
N                                 253          251           109            97

Mean baseline LDL-C               174          165           167            171

Percent change LDL-C              -38          -47           -53            -59

   In a multicenter, double-blind, 24-week, forced titration study, 788 patients with primary hypercholesterolemia, who had not met their NCEP ATP III target LDL-C goal, were randomized to receive coadministered ezetimibe and simvastatin equivalent to VYTORIN (10/10 and 10/20) or atorvastatin 10 mg. For all three treatment groups, the dose of the statin was titrated at 6-week intervals to 80 mg. At each pre-specified dose comparison, VYTORIN lowered LDL-C to a greater degree than atorvastatin (see Table 3).

                                     TABLE 3

          RESPONSE TO VYTORIN AND ATORVASTATIN IN PATIENTS WITH PRIMARY
                              HYPERCHOLESTEROLEMIA
                    (MEAN(a) % CHANGE FROM UNTREATED BASELINE(b))

          Treatment                N          Total-C         LDL-C          Apo B         HDL-C           TG(a)      Non-HDL-C
          ---------                -          -------         -----          -----         -----           -----      ---------
   Week 6
   Atorvastatin 10 mg(c)          262           -28           -37            -32            +5             -23           -35
   VYTORIN 10/10(d)               263           -34f          -46f           -38f           +8f            -26           -43f
   VYTORIN 10/20(e)               263           -36f          -50f           -41f          +10f            -25           -46f
   Week 12
   Atorvastatin 20 mg             246           -33           -44            -38            +7             -28           -42
   VYTORIN 10/20                  250           -37f          -50f           -41f           +9             -28           -46f
   VYTORIN 10/40                  252           -39f          -54f           -45f          +12f            -31           -50f
   Week 18
   Atorvastatin 40 mg             237           -37           -49            -42            +8             -31           -47
   VYTORIN 10/40(g)               482           -40f          -56f           -45f          +11f            -32           -52f
   Week 24
   Atorvastatin 80 mg             228           -40           -53            -45            +6             -35           -50
   VYTORIN 10/80(g)               459           -43f          -59f           -49f          +12f            -35           -55f

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


(a)  For triglycerides, median % change from baseline

(b)  Baseline - on no lipid-lowering drug

(c) Atorvastatin: 10 mg start dose titrated to 20 mg, 40 mg, and 80 mg through Weeks 6, 12, 18, and 24

(d) VYTORIN: 10/10 start dose titrated to 10/20, 10/40, and 10/80 through Weeks 6, 12, 18, and 24

(e) VYTORIN: 10/20 start dose titrated to 10/40, 10/40, and 10/80 through Weeks 6, 12, 18, and 24

(f) p (less than or equal to) 0.05 for difference with atorvastatin in the specified week

(g)  Data pooled for common doses of VYTORIN at Weeks 18 and 24.

     In a multicenter, double-blind, 24-week trial, 214 patients with type 2 diabetes mellitus treated with thiazolidinediones (rosiglitazone or pioglitazone) for a minimum of 3 months and simvastatin 20 mg for a minimum of 6 weeks, were randomized to receive either simvastatin 40 mg or the coadministered active ingredients equivalent to VYTORIN 10/20. The median LDL-C and HbA1c levels at baseline were 89 mg/dL and 7.1%, respectively.

     VYTORIN 10/20 was significantly more effective than doubling the dose of simvastatin to 40 mg. The median percent changes from baseline for VYTORIN vs simvastatin were: LDL-C -25% and -5%; total-C -16% and -5%; Apo B -19% and -5%; and non-HDL-C -23% and -5%. Results for HDL-C and TG between the two treatment groups were not significantly different.

Ezetimibe

     In two multicenter, double-blind, placebo-controlled, 12-week studies in 1719 patients with primary hypercholesterolemia, ezetimibe significantly lowered total-C (-13%), LDL-C (-19%), Apo B (-14%), and TG (-8%), and increased HDL-C (+3%) compared to placebo. Reduction in LDL-C was consistent across age, sex, and baseline LDL-C.

Simvastatin

     In two large, placebo-controlled clinical trials, the Scandinavian Simvastatin Survival Study (N=4,444 patients) and the Heart Protection Study (N=20,536 patients), the effects of treatment with simvastatin were assessed in patients at high risk of coronary events because of existing coronary heart disease, diabetes, peripheral vessel disease, history of stroke or other cerebrovascular disease. Simvastatin was proven to reduce: the risk of total mortality by reducing CHD deaths; the risk of non-fatal myocardial infarction and stroke; and the need for coronary and non-coronary revascularization procedures.

     No incremental benefit of VYTORIN on cardiovascular morbidity and mortality over and above that demonstrated for simvastatin has been established.

HOMOZYGOUS FAMILIAL HYPERCHOLESTEROLEMIA (HOFH)

     A double-blind, randomized, 12-week study was performed in patients with a clinical and/or genotypic diagnosis of HoFH. Data were analyzed from a subgroup of patients (n=14) receiving simvastatin 40 mg at baseline. Increasing the dose of simvastatin from 40 to 80 mg (n=5) produced a reduction of LDL-C of 13% from baseline on simvastatin 40 mg. Coadministered ezetimibe and simvastatin equivalent to VYTORIN (10/40 and 10/80 pooled, n=9), produced a reduction of LDL-C of 23% from baseline on simvastatin 40 mg. In those patients coadministered ezetimibe and simvastatin equivalent to VYTORIN (10/80, n=5), a reduction of LDL-C of 29% from baseline on simvastatin 40 mg was produced.

INDICATIONS AND USAGE

PRIMARY HYPERCHOLESTEROLEMIA

     VYTORIN is indicated as adjunctive therapy to diet for the reduction of elevated total-C, LDL-C, Apo B, TG, and non-HDL-C, and to increase HDL-C in patients with primary (heterozygous familial and non-familial) hypercholesterolemia or mixed hyperlipidemia.

HOMOZYGOUS FAMILIAL HYPERCHOLESTEROLEMIA (HOFH)

     VYTORIN is indicated for the reduction of elevated total-C and LDL-C in patients with homozygous familial hypercholesterolemia, as an adjunct to other lipid-lowering treatments (e.g., LDL apheresis) or if such treatments are unavailable.

     Therapy with lipid-altering agents should be a component of multiple risk-factor intervention in individuals at increased risk for atherosclerotic vascular disease due to hypercholesterolemia. Lipid-altering agents should be used in addition to an appropriate diet (including restriction of saturated fat and

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


cholesterol) and when the response to diet and other non-pharmacological measures has been inadequate. (See NCEP Adult Treatment Panel (ATP) III Guidelines, summarized in Table 4.)

                                     TABLE 4

                       SUMMARY OF NCEP ATP III GUIDELINES

                                            LDL LEVEL AT WHICH TO INITIATE          LDL LEVEL AT WHICH TO
RISK CATEGORY                   LDL GOAL    THERAPEUTIC LIFESTYLE CHANGES(a)          CONSIDER DRUG THERAPY
                                 (MG/DL)               (MG/DL)                             (MG/DL)
                                 -------               -------                             -------
CHD or CHD risk equivalents(b)  <100      (GREATER THAN OR EQUAL TO)100       (GREATER THAN OR EQUAL TO)130
(10-year risk >20%)(c)                                                        (100-129: drug optional)(d)
2+ Risk factors(e)              <130      (GREATER THAN OR EQUAL TO)130       10-year risk 10-20%:(GREATER THAN OR EQUAL TO)130(c)
(10-year risk (less than                                                      10-year risk <10%:  (GREATER THAN OR EQUAL TO)160(c)
or equal to) 20%)(c)

                                                                              (GREATER THAN OR EQUAL TO)190
0-1 Risk factor(f)                                                            (160-189: LDL-lowering drug
                                <160      (GREATER THAN OR EQUAL TO)160                 optional)

(a) Therapeutic lifestyle changes include: 1) dietary changes: reduced intake of saturated fats (<7% of total calories) and cholesterol (<200 mg per day), and enhancing LDL lowering with plant stanols/sterols (2 g/d) and increased viscous (soluble) fiber (10-25 g/d), 2) weight reduction, and 3) increased physical activity.

(b) CHD risk equivalents comprise: diabetes, multiple risk factors that confer a 10-year risk for CHD >20%, and other clinical forms of atherosclerotic disease (peripheral arterial disease, abdominal aortic aneurysm and symptomatic carotid artery disease).

(c) Risk assessment for determining the 10-year risk for developing CHD is carried out using the Framingham risk scoring. Refer to JAMA, May 16, 2001; 285 (19): 2486-2497, or the NCEP website (http://www.nhlbi.nih.gov) for more details.

(d) Some authorities recommend use of LDL-lowering drugs in this category if an LDL cholesterol <100 mg/dL cannot be achieved by therapeutic lifestyle changes. Others prefer use of drugs that primarily modify triglycerides and HDL, e.g., nicotinic acid or fibrate. Clinical judgment also may call for deferring drug therapy in this subcategory.

(e) Major risk factors (exclusive of LDL cholesterol) that modify LDL goals include cigarette smoking, hypertension (BP (GREATER THAN OR EQUAL
     TO)140/90 mm Hg or on anti-hypertensive medication), low HDL cholesterol (<40 mg/dL), family history of premature CHD (CHD in male first-degree relative <55 years; CHD in female first-degree relative <65 years), age (men (GREATER THAN OR EQUAL TO)45 years; women (GREATER THAN OR EQUAL TO)55 years). HDL cholesterol (GREATER THAN OR EQUAL TO)60 mg/dL counts as a "negative" risk factor; its presence removes one risk factor from the total count.

(f) Almost all people with 0-1 risk factor have a 10-year risk <10%; thus, 10-year risk assessment in people with 0-1 risk factor is not necessary.

     Prior to initiating therapy with VYTORIN, secondary causes for dyslipidemia (i.e., diabetes, hypothyroidism, obstructive liver disease, chronic renal failure, and drugs that increase LDL-C and decrease HDL-C [progestins, anabolic steroids, and corticosteroids]), should be excluded or, if appropriate, treated. A lipid profile should be performed to measure total-C, LDL-C, HDL-C and TG. For TG levels >400 mg/dL (>4.5 mmol/L), LDL-C concentrations should be determined by ultracentrifugation.

     At the time of hospitalization for an acute coronary event, lipid measures should be taken on admission or within 24 hours. These values can guide the physician on initiation of LDL-lowering therapy before or at discharge.

CONTRAINDICATIONS

     Hypersensitivity to any component of this medication.

     Active liver disease or unexplained persistent elevations in serum transaminases (see WARNINGS, Liver Enzymes).

     Pregnancy and lactation. Atherosclerosis is a chronic process and the discontinuation of lipid-lowering drugs during pregnancy should have little impact on the outcome of long-term therapy of primary hypercholesterolemia. Moreover, cholesterol and other products of the cholesterol biosynthesis pathway are essential components for fetal development, including synthesis of steroids and cell membranes. Because of the ability of inhibitors of HMG-CoA reductase such as simvastatin to decrease the synthesis of cholesterol and possibly other products of the cholesterol biosynthesis pathway, VYTORIN is contraindicated during pregnancy and in nursing mothers. VYTORIN SHOULD BE ADMINISTERED TO WOMEN OF CHILDBEARING AGE ONLY WHEN SUCH PATIENTS ARE HIGHLY UNLIKELY TO CONCEIVE. If the patient becomes

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


pregnant while taking this drug, VYTORIN should be discontinued immediately and the patient should be apprised of the potential hazard to the fetus (see PRECAUTIONS, Pregnancy).

WARNINGS

MYOPATHY/RHABDOMYOLYSIS

     In clinical trials, there was no excess of myopathy or rhabdomyolysis associated with ezetimibe compared with the relevant control arm (placebo or HMG-CoA reductase inhibitor alone). However, myopathy and rhabdomyolysis are known adverse reactions to HMG-CoA reductase inhibitors and other lipid-lowering drugs. In clinical trials, the incidence of CK >10 X the upper limit of normal [ULN] was 0.2% for VYTORIN.

     Simvastatin, like other inhibitors of HMG-CoA reductase, occasionally causes myopathy manifested as muscle pain, tenderness or weakness with creatine kinase above 10 X ULN. Myopathy sometimes takes the form of rhabdomyolysis with or without acute renal failure secondary to myoglobinuria, and rare fatalities have occurred. The risk of myopathy is increased by high levels of HMG-CoA reductase inhibitory activity in plasma.

- BECAUSE VYTORIN CONTAINS SIMVASTATIN, THE RISK OF MYOPATHY/RHABDOMYOLYSIS IS INCREASED BY CONCOMITANT USE OF VYTORIN WITH THE FOLLOWING:

    POTENT INHIBITORS OF CYP3A4: CYCLOSPORINE, ITRACONAZOLE, KETOCONAZOLE, ERYTHROMYCIN, CLARITHROMYCIN, HIV PROTEASE INHIBITORS, NEFAZODONE, OR LARGE QUANTITIES OF GRAPEFRUIT JUICE (>1 QUART DAILY), PARTICULARLY WITH HIGHER DOSES OF VYTORIN (see CLINICAL PHARMACOLOGY, Pharmacokinetics; PRECAUTIONS, Drug Interactions, CYP3A4 Interactions).

    OTHER DRUGS:

    GEMFIBROZIL, PARTICULARLY WITH HIGHER DOSES OF VYTORIN (see CLINICAL PHARMACOLOGY, Pharmacokinetics; PRECAUTIONS, Drug Interactions, Interactions with lipid-lowering drugs that can cause myopathy when given alone).

    OTHER LIPID-LOWERING DRUGS (OTHER FIBRATES OR (GREATER THAN OR EQUAL TO)1 G/DAY OF NIACIN) THAT CAN CAUSE MYOPATHY WHEN GIVEN ALONE (see PRECAUTIONS, Drug Interactions, Interactions with lipid-lowering drugs that can cause myopathy when given alone).

    AMIODARONE OR VERAPAMIL WITH HIGHER DOSES OF VYTORIN (see PRECAUTIONS, Drug Interactions, Other drug interactions). In an ongoing clinical trial, myopathy has been reported in 6% of patients receiving simvastatin 80 mg and amiodarone. In an analysis of clinical trials involving 25,248 patients treated with simvastatin 20 to 80 mg, the incidence of myopathy was higher in patients receiving verapamil and simvastatin (4/635; 0.63%) than in patients taking simvastatin without a calcium channel blocker (13/21,224; 0.061%).

- THE RISK OF MYOPATHY/RHABDOMYOLYSIS IS DOSE RELATED FOR SIMVASTATIN. The incidence in clinical trials, in which patients were carefully monitored and some interacting drugs were excluded, has been approximately 0.02% at 20 mg, 0.07% at 40 mg and 0.3% at 80 mg.

CONSEQUENTLY:

1. USE OF VYTORIN CONCOMITANTLY WITH ITRACONAZOLE, KETOCONAZOLE, ERYTHROMYCIN, CLARITHROMYCIN, HIV PROTEASE INHIBITORS, NEFAZODONE, OR LARGE QUANTITIES OF GRAPEFRUIT JUICE (>1 QUART DAILY) SHOULD BE AVOIDED. If treatment with itraconazole, ketoconazole, erythromycin, or clarithromycin is unavoidable, therapy with VYTORIN should be suspended during the course of treatment. Concomitant use with other medicines labeled as having a potent inhibitory effect on CYP3A4 at therapeutic doses should be avoided unless the benefits of combined therapy outweigh the increased risk.

2. There is an increased risk of myopathy when simvastatin is used concomitantly with gemfibrozil or other fibrates; the safety and effectiveness of ezetimibe administered with fibrates have not been

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


established. THEREFORE, THE CONCOMITANT USE OF VYTORIN AND FIBRATES SHOULD BE AVOIDED. (See PRECAUTIONS, Drug Interactions, Other Drug Interactions, Fibrates.)

3. Caution should be used when prescribing lipid-lowering doses ((GREATER THAN OR EQUAL TO)1 g/day) of niacin with VYTORIN, as niacin can cause myopathy when given alone. THE BENEFIT OF FURTHER ALTERATIONS IN LIPID LEVELS BY THE COMBINED USE OF VYTORIN WITH NIACIN SHOULD BE CAREFULLY WEIGHED AGAINST THE POTENTIAL RISKS OF THIS DRUG COMBINATION.

4. THE DOSE OF VYTORIN SHOULD NOT EXCEED 10/10 MG DAILY IN PATIENTS RECEIVING CONCOMITANT MEDICATION WITH CYCLOSPORINE. The benefits of the use of VYTORIN in patients receiving cyclosporine should be carefully weighed against the risks of this combination. (SEE PRECAUTIONS, DRUG INTERACTIONS, OTHER DRUG INTERACTIONS, CYCLOSPORINE.)

5. THE DOSE OF VYTORIN SHOULD NOT EXCEED 10/20 MG DAILY IN PATIENTS RECEIVING CONCOMITANT MEDICATION WITH AMIODARONE OR VERAPAMIL. THE COMBINED USE OF VYTORIN AT DOSES HIGHER THAN 10/20 MG DAILY WITH AMIODARONE OR VERAPAMIL SHOULD BE AVOIDED UNLESS THE CLINICAL BENEFIT IS LIKELY TO OUTWEIGH THE INCREASED RISK OF MYOPATHY.

6. ALL PATIENTS STARTING THERAPY WITH VYTORIN, OR WHOSE DOSE OF VYTORIN IS BEING INCREASED, SHOULD BE ADVISED OF THE RISK OF MYOPATHY AND TOLD TO REPORT PROMPTLY ANY UNEXPLAINED MUSCLE PAIN, TENDERNESS OR WEAKNESS. VYTORIN THERAPY SHOULD BE DISCONTINUED IMMEDIATELY IF MYOPATHY IS DIAGNOSED OR SUSPECTED. The presence of these symptoms, and/or a CK level >10 times the ULN indicates myopathy. In most cases, when patients were promptly discontinued from simvastatin treatment, muscle symptoms and CK increases resolved. Periodic CK determinations may be considered in patients starting therapy with VYTORIN or whose dose is being increased, but there is no assurance that such monitoring will prevent myopathy.

7. Many of the patients who have developed rhabdomyolysis on therapy with simvastatin have had complicated medical histories, including renal insufficiency usually as a consequence of long-standing diabetes mellitus. Such patients taking VYTORIN merit closer monitoring. Therapy with VYTORIN should be temporarily stopped a few days prior to elective major surgery and when any major medical or surgical condition supervenes.

LIVER ENZYMES

     In three placebo-controlled, 12-week trials, the incidence of consecutive elevations (greater than or equal to 3 X ULN) in serum transaminases was 1.7% overall for patients treated with VYTORIN and appeared to be dose-related with an incidence of 2.6% for patients treated with VYTORIN 10/80. In controlled long-term (48-week) extensions, which included both newly-treated and previously-treated patients, the incidence of consecutive elevations (greater than or equal to 3 X ULN) in serum transaminases was 1.8% overall and 3.6% for patients treated with VYTORIN 10/80. These elevations in transaminases were generally asymptomatic, not associated with cholestasis, and returned to baseline after discontinuation of therapy or with continued treatment.

     It is recommended that liver function tests be performed before the initiation of treatment with VYTORIN, and thereafter when clinically indicated. Patients titrated to the 10/80-mg dose should receive an additional test prior to titration, 3 months after titration to the 10/80-mg dose, and periodically thereafter (e.g., semiannually) for the first year of treatment. Patients who develop increased transaminase levels should be monitored with a second liver function evaluation to confirm the finding and be followed thereafter with frequent liver function tests until the abnormality(ies) return to normal. Should an increase in AST or ALT of 3 X ULN or greater persist, withdrawal of therapy with VYTORIN is recommended.

     VYTORIN should be used with caution in patients who consume substantial quantities of alcohol and/or have a past history of liver disease. Active liver diseases or unexplained persistent transaminase elevations are contraindications to the use of VYTORIN.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


PRECAUTIONS

INFORMATION FOR PATIENTS

     PATIENTS SHOULD BE ADVISED ABOUT SUBSTANCES THEY SHOULD NOT TAKE CONCOMITANTLY WITH VYTORIN AND BE ADVISED TO REPORT PROMPTLY UNEXPLAINED MUSCLE PAIN, TENDERNESS, OR WEAKNESS (SEE LIST BELOW AND WARNINGS,
MYOPATHY/RHABDOMYOLYSIS). PATIENTS SHOULD ALSO BE ADVISED TO INFORM OTHER PHYSICIANS PRESCRIBING A NEW MEDICATION THAT THEY ARE TAKING VYTORIN.

HEPATIC INSUFFICIENCY

     Due to the unknown effects of the increased exposure to ezetimibe in patients with moderate or severe hepatic insufficiency, VYTORIN is not recommended in these patients. (See CLINICAL PHARMACOLOGY, Pharmacokinetics, Special Populations.)

DRUG INTERACTIONS (SEE ALSO CLINICAL PHARMACOLOGY, DRUG INTERACTIONS)

VYTORIN

CYP3A4 INTERACTIONS

     Potent inhibitors of CYP3A4 (below) increase the risk of myopathy by reducing the elimination of the simvastatin component of VYTORIN.

     SEE WARNINGS, MYOPATHY/RHABDOMYOLYSIS, AND CLINICAL PHARMACOLOGY, PHARMACOKINETICS, DRUG INTERACTIONS.

     ITRACONAZOLE
     KETOCONAZOLE
     ERYTHROMYCIN
     CLARITHROMYCIN
     HIV PROTEASE INHIBITORS
     NEFAZODONE
     CYCLOSPORINE
     LARGE QUANTITIES OF GRAPEFRUIT JUICE (>1 QUART DAILY)

INTERACTIONS WITH LIPID-LOWERING DRUGS THAT CAN CAUSE MYOPATHY WHEN GIVEN ALONE

     SEE WARNINGS, MYOPATHY/RHABDOMYOLYSIS.

     The risk of myopathy is increased by gemfibrozil and to a lesser extent by other fibrates and niacin (nicotinic acid) ((GREATER THAN OR EQUAL TO)1 g/day).

OTHER DRUG INTERACTIONS

     Amiodarone or Verapamil: The risk of myopathy/rhabdomyolysis is increased by concomitant administration of amiodarone or verapamil (see WARNINGS, Myopathy/Rhabdomyolysis).

     Cholestyramine: Concomitant cholestyramine administration decreased the mean AUC of total ezetimibe approximately 55%. The incremental LDL-C reduction due to adding VYTORIN to cholestyramine may be reduced by this interaction.

     Cyclosporine: Caution should be exercised when initiating VYTORIN in patients treated with cyclosporine due to increased exposure to ezetimibe. This exposure may be greater in patients with severe renal insufficiency. In patients treated with cyclosporine, the potential effects of the increased exposure to ezetimibe from concomitant use should be carefully weighed against the benefits of alterations in lipid levels provided by ezetimibe. In a pharmacokinetic study in post-renal transplant patients with mildly impaired or normal renal function (creatinine clearance of >50 mL/min), concomitant cyclosporine administration increased the mean AUC and Cmax of total ezetimibe 3.4-fold (range 2.3- to 7.9-fold) and 3.9-fold (range 3.0- to 4.4-fold), respectively. In a separate study, the total ezetimibe exposure increased 12-fold in one renal transplant patient with severe renal insufficiency receiving multiple medications, including cyclosporine. (See CLINICAL PHARMACOLOGY, Drug Interactions and WARNINGS, Myopathy/Rhabdomyolysis.)

     Digoxin: Concomitant administration of a single dose of digoxin in healthy male volunteers receiving simvastatin resulted in a slight elevation (less than 0.3 ng/mL) in plasma digoxin concentrations compared

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


to concomitant administration of placebo and digoxin. Patients taking digoxin should be monitored appropriately when VYTORIN is initiated.

     Fibrates: The safety and effectiveness of VYTORIN administered with fibrates have not been established.

     Fibrates may increase cholesterol excretion into the bile, leading to cholelithiasis. In a preclinical study in dogs, ezetimibe increased cholesterol in the gallbladder bile (see ANIMAL PHARMACOLOGY). Coadministration of VYTORIN with fibrates is not recommended until use in patients is studied. (See WARNINGS, Myopathy/Rhabdomyolysis.)

     Warfarin: Simvastatin 20-40 mg/day modestly potentiated the effect of coumarin anticoagulants: the prothrombin time, reported as International Normalized Ratio (INR), increased from a baseline of 1.7 to 1.8 and from 2.6 to
3.4 in a normal volunteer study and in a hypercholesterolemic patient study, respectively. With other statins, clinically evident bleeding and/or increased prothrombin time has been reported in a few patients taking coumarin anticoagulants concomitantly. In such patients, prothrombin time should be determined before starting VYTORIN and frequently enough during early therapy to insure that no significant alteration of prothrombin time occurs. Once a stable prothrombin time has been documented, prothrombin times can be monitored at the intervals usually recommended for patients on coumarin anticoagulants. If the dose of VYTORIN is changed or discontinued, the same procedure should be repeated. Simvastatin therapy has not been associated with bleeding or with changes in prothrombin time in patients not taking anticoagulants.

Ezetimibe

     Fenofibrate: In a pharmacokinetic study, concomitant fenofibrate administration increased total ezetimibe concentrations approximately 1.5-fold.

     Gemfibrozil: In a pharmacokinetic study, concomitant gemfibrozil administration increased total ezetimibe concentrations approximately 1.7-fold.

Simvastatin

     Propranolol: In healthy male volunteers there was a significant decrease in mean Cmax, but no change in AUC, for simvastatin total and active inhibitors with concomitant administration of single doses of simvastatin and propranolol. The clinical relevance of this finding is unclear. The pharmacokinetics of the enantiomers of propranolol were not affected.

CNS TOXICITY

     Optic nerve degeneration was seen in clinically normal dogs treated with simvastatin for 14 weeks at 180 mg/kg/day, a dose that produced mean plasma drug levels about 12 times higher than the mean plasma drug level in humans taking 80 mg/day.

     A chemically similar drug in this class also produced optic nerve degeneration (Wallerian degeneration of retinogeniculate fibers) in clinically normal dogs in a dose-dependent fashion starting at 60 mg/kg/day, a dose that produced mean plasma drug levels about 30 times higher than the mean plasma drug level in humans taking the highest recommended dose (as measured by total enzyme inhibitory activity). This same drug also produced vestibulocochlear Wallerian-like degeneration and retinal ganglion cell chromatolysis in dogs treated for 14 weeks at 180 mg/kg/day, a dose that resulted in a mean plasma drug level similar to that seen with the 60 mg/kg/day dose.

     CNS vascular lesions, characterized by perivascular hemorrhage and edema, mononuclear cell infiltration of perivascular spaces, perivascular fibrin deposits and necrosis of small vessels were seen in dogs treated with simvastatin at a dose of 360 mg/kg/day, a dose that produced mean plasma drug levels that were about 14 times higher than the mean plasma drug levels in humans taking 80 mg/day. Similar CNS vascular lesions have been observed with several other drugs of this class.

     There were cataracts in female rats after two years of treatment with 50 and 100 mg/kg/day (22 and 25 times the human AUC at 80 mg/day, respectively) and in dogs after three months at 90 mg/kg/day (19 times) and at two years at 50 mg/kg/day (5 times).

CARCINOGENESIS, MUTAGENESIS, IMPAIRMENT OF FERTILITY

VYTORIN

     No animal carcinogenicity or fertility studies have been conducted with the combination of ezetimibe and simvastatin. The combination of ezetimibe with simvastatin did not show evidence of mutagenicity in

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


vitro in a microbial mutagenicity (Ames) test with Salmonella typhimurium and Escherichia coli with or without metabolic activation. No evidence of clastogenicity was observed in vitro in a chromosomal aberration assay in human peripheral blood lymphocytes with ezetimibe and simvastatin with or without metabolic activation. There was no evidence of genotoxicity at doses up to 600 mg/kg with the combination of ezetimibe and simvastatin (1:1) in the in vivo mouse micronucleus test.

Ezetimibe

     A 104-week dietary carcinogenicity study with ezetimibe was conducted in rats at doses up to 1500 mg/kg/day (males) and 500 mg/kg/day (females) (~20 times the human exposure at 10 mg daily based on AUC(0-24hr) for total ezetimibe). A 104-week dietary carcinogenicity study with ezetimibe was also conducted in mice at doses up to 500 mg/kg/day (>150 times the human exposure at 10 mg daily based on AUC(0-24hr) for total ezetimibe). There were no statistically significant increases in tumor incidences in drug-treated rats or mice.

     No evidence of mutagenicity was observed in vitro in a microbial mutagenicity (Ames) test with Salmonella typhimurium and Escherichia coli with or without metabolic activation. No evidence of clastogenicity was observed in vitro in a chromosomal aberration assay in human peripheral blood lymphocytes with or without metabolic activation. In addition, there was no evidence of genotoxicity in the in vivo mouse micronucleus test.

     In oral (gavage) fertility studies of ezetimibe conducted in rats, there was no evidence of reproductive toxicity at doses up to 1000 mg/kg/day in male or female rats (~7 times the human exposure at 10 mg daily based on AUC(0-24hr) for total ezetimibe).

Simvastatin

     In a 72-week carcinogenicity study, mice were administered daily doses of simvastatin of 25, 100, and 400 mg/kg body weight, which resulted in mean plasma drug levels approximately 1, 4, and 8 times higher than the mean human plasma drug level, respectively (as total inhibitory activity based on AUC) after an 80-mg oral dose. Liver carcinomas were significantly increased in high-dose females and mid- and high-dose males with a maximum incidence of 90% in males. The incidence of adenomas of the liver was significantly increased in mid- and high-dose females. Drug treatment also significantly increased the incidence of lung adenomas in mid- and high-dose males and females. Adenomas of the Harderian gland (a gland of the eye of rodents) were significantly higher in high-dose mice than in controls. No evidence of a tumorigenic effect was observed at 25 mg/kg/day.

     In a separate 92-week carcinogenicity study in mice at doses up to 25 mg/kg/day, no evidence of a tumorigenic effect was observed (mean plasma drug levels were 1 times higher than humans given 80 mg simvastatin as measured by
AUC).

     In a two-year study in rats at 25 mg/kg/day, there was a statistically significant increase in the incidence of thyroid follicular adenomas in female rats exposed to approximately 11 times higher levels of simvastatin than in humans given 80 mg simvastatin (as measured by AUC).

     A second two-year rat carcinogenicity study with doses of 50 and 100 mg/kg/day produced hepatocellular adenomas and carcinomas (in female rats at both doses and in males at 100 mg/kg/day). Thyroid follicular cell adenomas were increased in males and females at both doses; thyroid follicular cell carcinomas were increased in females at 100 mg/kg/day. The increased incidence of thyroid neoplasms appears to be consistent with findings from other HMG-CoA reductase inhibitors. These treatment levels represented plasma drug levels (AUC) of approximately 7 and 15 times (males) and 22 and 25 times (females) the mean human plasma drug exposure after an 80 milligram daily dose.

     No evidence of mutagenicity was observed in a microbial mutagenicity (Ames) test with or without rat or mouse liver metabolic activation. In addition, no evidence of damage to genetic material was noted in an in vitro alkaline elution assay using rat hepatocytes, a V-79 mammalian cell forward mutation study, an in vitro chromosome aberration study in CHO cells, or an in vivo chromosomal aberration assay in mouse bone marrow.

     There was decreased fertility in male rats treated with simvastatin for 34 weeks at 25 mg/kg body weight (4 times the maximum human exposure level, based on AUC, in patients receiving 80 mg/day); however, this effect was not observed during a subsequent fertility study in which simvastatin was administered at this same dose level to male rats for 11 weeks (the entire cycle of spermatogenesis

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


including epididymal maturation). No microscopic changes were observed in the testes of rats from either study. At 180 mg/kg/day, (which produces exposure levels 22 times higher than those in humans taking 80 mg/day based on surface area, mg/m(2)), seminiferous tubule degeneration (necrosis and loss of spermatogenic epithelium) was observed. In dogs, there was drug-related testicular atrophy, decreased spermatogenesis, spermatocytic degeneration and giant cell formation at 10 mg/kg/day, (approximately 2 times the human exposure, based on AUC, at 80 mg/day). The clinical significance of these findings is unclear.

PREGNANCY

Pregnancy Category: X

     See CONTRAINDICATIONS.

VYTORIN

     As safety in pregnant women has not been established, treatment should be immediately discontinued as soon as pregnancy is recognized. VYTORIN should be administered to women of child-bearing potential only when such patients are highly unlikely to conceive and have been informed of the potential hazards.

Ezetimibe

     In oral (gavage) embryo-fetal development studies of ezetimibe conducted in rats and rabbits during organogenesis, there was no evidence of embryolethal effects at the doses tested (250, 500, 1000 mg/kg/day). In rats, increased incidences of common fetal skeletal findings (extra pair of thoracic ribs, unossified cervical vertebral centra, shortened ribs) were observed at 1000 mg/kg/day (~10 times the human exposure at 10 mg daily based on AUC(0-24hr) for total ezetimibe). In rabbits treated with ezetimibe, an increased incidence of extra thoracic ribs was observed at 1000 mg/kg/day (150 times the human exposure at 10 mg daily based on AUC(0-24hr) for total ezetimibe). Ezetimibe crossed the placenta when pregnant rats and rabbits were given multiple oral doses.

     Multiple-dose studies of ezetimibe coadministered with HMG-CoA reductase inhibitors (statins) in rats and rabbits during organogenesis result in higher ezetimibe and statin exposures. Reproductive findings occur at lower doses in coadministration therapy compared to monotherapy.

Simvastatin

     Simvastatin was not teratogenic in rats at doses of 25 mg/kg/day or in rabbits at doses up to 10 mg/kg daily. These doses resulted in 3 times (rat) or 3 times (rabbit) the human exposure based on mg/m(2) surface area. However, in studies with another structurally-related HMG-CoA reductase inhibitor, skeletal malformations were observed in rats and mice.

     Rare reports of congenital anomalies have been received following intrauterine exposure to HMG-CoA reductase inhibitors. In a review (2) of approximately 100 prospectively followed pregnancies in women exposed to simvastatin or another structurally related HMG-CoA reductase inhibitor, the incidences of congenital anomalies, spontaneous abortions and fetal deaths/stillbirths did not exceed what would be expected in the general population. The number of cases is adequate only to exclude a 3- to 4-fold increase in congenital anomalies over the background incidence. In 89% of the prospectively followed pregnancies, drug treatment was initiated prior to pregnancy and was discontinued at some point in the first trimester when pregnancy was identified.

LABOR AND DELIVERY

     The effects of VYTORIN on labor and delivery in pregnant women are unknown.

NURSING MOTHERS

     In rat studies, exposure to ezetimibe in nursing pups was up to half of that observed in maternal plasma. It is not known whether ezetimibe or simvastatin are excreted into human breast milk. Because a small amount of another drug in the same class as simvastatin is excreted in human milk and because of the potential for serious adverse reactions in nursing infants, women who are nursing should not take VYTORIN (see CONTRAINDICATIONS).

--------

2 Manson, J.M., Freyssinges, C., Ducrocq, M.B., Stephenson, W.P., Postmarketing Surveillance of Lovastatin and Simvastatin Exposure During Pregnancy, Reproductive Toxicology, 10(6):439-446, 1996.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


PEDIATRIC USE

VYTORIN

     There are insufficient data for the safe and effective use of VYTORIN in pediatric patients. (See Ezetimibe and Simvastatin below.)

Ezetimibe

     The pharmacokinetics of ezetimibe in adolescents (10 to 18 years) have been shown to be similar to that in adults. Treatment experience with ezetimibe in the pediatric population is limited to 4 patients (9 to 17 years) with homozygous sitosterolemia and 5 patients (11 to 17 years) with HoFH. Treatment with ezetimibe in children (<10 years) is not recommended.

Simvastatin

     Safety and effectiveness of simvastatin in patients 10-17 years of age with heterozygous familial hypercholesterolemia have been evaluated in a controlled clinical trial in adolescent boys and in girls who were at least 1 year post-menarche. Patients treated with simvastatin had an adverse experience profile generally similar to that of patients treated with placebo. DOSES GREATER THAN 40 MG HAVE NOT BEEN STUDIED IN THIS POPULATION. In this limited controlled study, there was no detectable effect on growth or sexual maturation in the adolescent boys or girls, or any effect on menstrual cycle length in girls. Adolescent females should be counseled on appropriate contraceptive methods while on therapy with simvastatin (see CONTRAINDICATIONS and PRECAUTIONS, Pregnancy). Simvastatin has not been studied in patients younger than 10 years of age, nor in pre-menarchal girls.

GERIATRIC USE

     Of the patients who received VYTORIN in clinical studies, 792 were 65 and older (this included 176 who were 75 and older). The safety of VYTORIN was similar between these patients and younger patients. Greater sensitivity of some older individuals cannot be ruled out. (See CLINICAL PHARMACOLOGY, Special Populations and ADVERSE REACTIONS.)

ADVERSE REACTIONS

     VYTORIN has been evaluated for safety in more than 3800 patients in clinical trials. VYTORIN was generally well tolerated.

     Table 5 summarizes the frequency of clinical adverse experiences reported in greater than or equal to 2% of patients treated with VYTORIN (n=1236) and at an incidence greater than placebo regardless of causality assessment from three similarly designed, placebo-controlled trials.

                                    TABLE 5*

 CLINICAL ADVERSE EVENTS OCCURRING IN (GREATER THAN OR EQUAL TO)2% OF PATIENTS
         TREATED WITH VYTORIN AND AT AN INCIDENCE GREATER THAN PLACEBO,
                             REGARDLESS OF CAUSALITY

                                                                          Ezetimibe
                   Body System/Organ Class                Placebo           10 mg         Simvastatin**        VYTORIN**
                        Adverse Event                       (%)              (%)               (%)                (%)
                                                           n=311            n=302            n=1234             n=1236
                                                           -----            -----            ------             ------
     Body as a whole - general disorders
        Headache                                            6.4              6.0               5.9                6.8
     Infection and infestations
        Influenza                                           1.0              1.0               1.9                2.6
        Upper respiratory tract infection                   2.6              5.0               5.0                3.9
     Musculoskeletal and connective tissue disorders
        Myalgia                                             2.9              2.3               2.6                3.5
        Pain in extremity                                   1.3              3.0               2.0                2.3

* Includes two placebo-controlled combination studies in which the active ingredients equivalent to VYTORIN were coadministered and one placebo-controlled study in which VYTORIN was administered.

**   All doses.

Ezetimibe

     Other adverse experiences reported with ezetimibe in placebo-controlled studies, regardless of causality assessment: Body as a whole - general disorders: fatigue; Gastrointestinal system disorders: abdominal pain, diarrhea; Infection and infestations: infection viral, pharyngitis, sinusitis; Musculoskeletal system disorders: arthralgia, back pain; Respiratory system disorders: coughing.

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


Post-marketing Experience

     The following adverse reactions have been reported in post-marketing experience, regardless of causality assessment:

     Hypersensitivity reactions, including angioedema and rash; pancreatitis; nausea; cholelithiasis; cholecystitis.

Simvastatin

     Other adverse experiences reported with simvastatin in placebo-controlled clinical studies, regardless of causality assessment: Body as a whole - general disorders: asthenia; Eye disorders: cataract; Gastrointestinal system disorders: abdominal pain, constipation, diarrhea, dyspepsia, flatulence, nausea; Skin and subcutaneous tissue disorders: eczema, pruritus, rash.

     The following effects have been reported with other HMG-CoA reductase inhibitors. Not all the effects listed below have necessarily been associated with simvastatin therapy.

     Musculoskeletal system disorders: muscle cramps, myalgia, myopathy, rhabdomyolysis, arthralgias.

     Nervous system disorders: dysfunction of certain cranial nerves (including alteration of taste, impairment of extra-ocular movement, facial paresis), tremor, dizziness, memory loss, paresthesia, peripheral neuropathy, peripheral nerve palsy, psychic disturbances.

     Ear and labyrinth disorders: vertigo.

     Psychiatric disorders: anxiety, insomnia, depression, loss of libido.

     Hypersensitivity Reactions: An apparent hypersensitivity syndrome has been reported rarely which has included one or more of the following features: anaphylaxis, angioedema, lupus erythematous-like syndrome, polymyalgia rheumatica, dermatomyositis, vasculitis, purpura, thrombocytopenia, leukopenia, hemolytic anemia, positive ANA, ESR increase, eosinophilia, arthritis, arthralgia, urticaria, asthenia, photosensitivity, fever, chills, flushing, malaise, dyspnea, toxic epidermal necrolysis, erythema multiforme, including Stevens-Johnson syndrome.

     Gastrointestinal system disorders: pancreatitis, vomiting.

     Hepatobiliary disorders: hepatitis, including chronic active hepatitis, cholestatic jaundice, fatty change in liver, and, rarely, cirrhosis, fulminant hepatic necrosis, and hepatoma.

     Metabolism and nutrition disorders: anorexia.

     Skin and subcutaneous tissue disorders: alopecia, pruritus. A variety of skin changes (e.g., nodules, discoloration, dryness of skin/mucous membranes, changes to hair/nails) have been reported.

     Reproductive system and breast disorders: gynecomastia, erectile dysfunction.

     Eye disorders: progression of cataracts (lens opacities), ophthalmoplegia.

     Laboratory Abnormalities: elevated transaminases, alkaline phosphatase, (gamma) -glutamyl transpeptidase, and bilirubin; thyroid function abnormalities.

LABORATORY TESTS

     Marked persistent increases of serum transaminases have been noted (see WARNINGS, Liver Enzymes). About 5% of patients taking simvastatin had elevations of CK levels of 3 or more times the normal value on one or more occasions. This was attributable to the noncardiac fraction of CK. Muscle pain or dysfunction usually was not reported (see WARNINGS, Myopathy/Rhabdomyolysis).

CONCOMITANT LIPID-LOWERING THERAPY

     In controlled clinical studies in which simvastatin was administered concomitantly with cholestyramine, no adverse reactions peculiar to this concomitant treatment were observed. The adverse reactions that occurred were limited to those reported previously with simvastatin or cholestyramine.

ADOLESCENT PATIENTS (AGES 10-17 YEARS)

     In a 48-week controlled study in adolescent boys and girls who were at least 1 year post-menarche, 10-17 years of age with heterozygous familial hypercholesterolemia (n=175), the safety and tolerability profile of the group treated with simvastatin (10-40 mg daily) was generally similar to that of the group treated with placebo, with the most common adverse experiences observed in both groups being upper respiratory infection, headache, abdominal pain, and nausea (see CLINICAL PHARMACOLOGY, Special Populations and PRECAUTIONS, Pediatric Use).

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


OVERDOSAGE

VYTORIN

     No specific treatment of overdosage with VYTORIN can be recommended. In the event of an overdose, symptomatic and supportive measures should be employed.

Ezetimibe

     In clinical studies, administration of ezetimibe, 50 mg/day to 15 healthy subjects for up to 14 days, or 40 mg/day to 18 patients with primary hypercholesterolemia for up to 56 days, was generally well tolerated.

     A few cases of overdosage have been reported; most have not been associated with adverse experiences. Reported adverse experiences have not been serious.

Simvastatin

     A few cases of overdosage with simvastatin have been reported; the maximum dose taken was 3.6 g. All patients recovered without sequelae.

     The dialyzability of simvastatin and its metabolites in man is not known at present.

DOSAGE AND ADMINISTRATION

     The patient should be placed on a standard cholesterol-lowering diet before receiving VYTORIN and should continue on this diet during treatment with VYTORIN. The dosage should be individualized according to the baseline LDL-C level, the recommended goal of therapy, and the patient's response. (See NCEP Adult Treatment Panel (ATP) III Guidelines, summarized in Table 4.) VYTORIN should be taken as a single daily dose in the evening, with or without food.

     The dosage range is 10/10 mg/day through 10/80 mg/day. The recommended usual starting dose is 10/20 mg/day. Initiation of therapy with 10/10 mg/day may be considered for patients requiring less aggressive LDL-C reductions. Patients who require a larger reduction in LDL-C (greater than 55%) may be started at 10/40 mg/day. After initiation or titration of VYTORIN, lipid levels may be analyzed after 2 or more weeks and dosage adjusted, if needed. See below for dosage recommendations for patients receiving certain concomitant therapies and for those with renal insufficiency.

PATIENTS WITH HOMOZYGOUS FAMILIAL HYPERCHOLESTEROLEMIA

     The recommended dosage for patients with homozygous familial hypercholesterolemia is VYTORIN 10/40 mg/day or 10/80 mg/day in the evening. VYTORIN should be used as an adjunct to other lipid-lowering treatments (e.g., LDL apheresis) in these patients or if such treatments are unavailable.

PATIENTS WITH HEPATIC INSUFFICIENCY

   No dosage adjustment is necessary in patients with mild hepatic insufficiency (see PRECAUTIONS, Hepatic Insufficiency).

PATIENTS WITH RENAL INSUFFICIENCY

     No dosage adjustment is necessary in patients with mild or moderate renal insufficiency. However, for patients with severe renal insufficiency, VYTORIN should not be started unless the patient has already tolerated treatment with simvastatin at a dose of 5 mg or higher. Caution should be exercised when VYTORIN is administered to these patients and they should be closely monitored (see CLINICAL PHARMACOLOGY, Pharmacokinetics and WARNINGS, Myopathy/Rhabdomyolysis).

GERIATRIC PATIENTS

     No dosage adjustment is necessary in geriatric patients (see CLINICAL PHARMACOLOGY, Special Populations).

COADMINISTRATION WITH BILE ACID SEQUESTRANTS

     Dosing of VYTORIN should occur either(greater than or equal to)2 hours before or(greater than or equal to)4 hours after administration of a bile acid sequestrant (see PRECAUTIONS, Drug Interactions).

PATIENTS TAKING CYCLOSPORINE

     Caution should be exercised when initiating VYTORIN in the setting of cyclosporine. In patients taking cyclosporine, VYTORIN should not be started unless the patient has already tolerated treatment with simvastatin at a dose of 5 mg or higher. The dose of VYTORIN should not exceed 10/10 mg/day.

PATIENTS TAKING AMIODARONE OR VERAPAMIL

VYTORIN(TM) (ezetimibe/simvastatin)                                      9619600


     In patients taking amiodarone or verapamil concomitantly with VYTORIN, the dose should not exceed 10/20 mg/day (see WARNINGS, Myopathy/Rhabdomyolysis and PRECAUTIONS, Drug Interactions, Other drug interactions).

HOW SUPPLIED

     No. 3873 -- Tablets VYTORIN 10/10 are white to off-white capsule-shaped tablets with code "311" on one side.

     They are supplied as follows:

     NDC 66582-311-31 bottles of 30

     NDC 66582-311-54 bottles of 90

     NDC 66582-311-82 bottles of 1000 (If repackaged in blisters, then opaque or light-resistant blisters should be used.)

     NDC 66582-311-28 unit dose packages of 100.

     No. 3874 -- Tablets VYTORIN 10/20 are white to off-white capsule-shaped tablets with code "312" on one side.

     They are supplied as follows:

     NDC 66582-312-31 bottles of 30

     NDC 66582-312-54 bottles of 90

     NDC 66582-312-82 bottles of 1000 (If repackaged in blisters, then opaque or light-resistant blisters should be used.)

     NDC 66582-312-28 unit dose packages of 100.

     No. 3875 -- Tablets VYTORIN 10/40 are white to off-white capsule-shaped tablets with code "313" on one side.

     They are supplied as follows:

     NDC 66582-313-31 bottles of 30

     NDC 66582-313-54 bottles of 90

     NDC 66582-313-74 bottles of 500 (If repackaged in blisters, then opaque or light-resistant blisters should be used.)

     NDC 66582-313-52 unit dose packages of 50.

     No. 3876 -- Tablets VYTORIN 10/80 are white to off-white capsule-shaped tablets with code "315" on one side.

     They are supplied as follows:

     NDC 66582-315-31 bottles of 30

     NDC 66582-315-54 bottles of 90

     NDC 66582-315-74 bottles of 500 (If repackaged in blisters, then opaque or light-resistant blisters should be used.)

     NDC 66582-315-52 unit dose packages of 50.

Storage

     Store at 20-25(DEGREE)C (68-77(DEGREE)F). [See USP Controlled Room Temperature.] Keep container tightly closed.

Issued July 2004
Printed in USA

(LOGO) Manufactured for:

MERCK/Schering-Plough Pharmaceuticals
North Wales, PA 19454, USA

By:
MSD Technology Singapore Pte. Ltd.
Singapore 637766


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